Exhibit 99.1

FOR IMMEDIATE RELEASE
January 14, 2021	Nasdaq Capital Markets - GTIM

GOOD TIMES RESTAURANTS INC. AMENDS CREDIT FACILITY

(DENVER, CO) Good Times Restaurants Inc. (GTIM), operator of Bad Daddy’s Burger Bar and Good Times Burgers & Frozen Custard, today announced that it has amended its credit agreement with Cadence Bank, which extends its maturity to January 2023 and adjusts the facility’s capacity initially to $11 million.

Ryan Zink, Chief Executive Officer, said “Cadence Bank has continued to be a strong partner by extending the maturity of our credit facility and continuing to provide us adequate credit during a tenuous time for borrowers in the casual dining space. This amendment retains the attractive pricing of the original agreement, while at the same time adjusting the capacity to better align with our reduced expected borrowings in connection with our revised point of view on appropriate leverage.”

Zink continued, “We believe the facility’s size, which will further adjust to $8 million on July 1, provides us flexibility given the uncertainty accompanying the COVID-19 pandemic, while at the same time providing us adequate capital to fulfill obligations to complete the development this year of two Bad Daddy’s leases originally executed during 2019. Our pace of development continues to be guided by the two principles of operations excellence and financial discipline. As such we expect our future restaurants to open with management teams with greater organizational tenure than in the past, and to be financed primarily from operating cash flow as we strive to maintain a strong balance sheet with minimal leverage.”

About Good Times Restaurants Inc.: Good Times Restaurants Inc. (GTIM) owns, operates, franchises and licenses 39 Bad Daddy’s Burger Bar restaurants through its wholly owned subsidiaries. Bad Daddy’s Burger Bar is a full-service “small box” restaurant concept featuring a chef-driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of craft microbrew beers in a high-energy atmosphere that appeals to a broad consumer base. Additionally, through its wholly-owned subsidiaries, Good Times Restaurants Inc. operates and franchises a regional quick-service restaurant chain consisting of 32 Good Times Burgers & Frozen Custard restaurants located primarily in Colorado.

Forward Looking Statements Disclaimer:

This press release contains forward looking statements within the meaning of federal securities laws. The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward-looking statements. These risks include such factors as the disruption to our business from the novel coronavirus (COVID-19) pandemic and the impact of the pandemic on our results of operations, financial condition and prospects which may vary depending on the duration and extent of the pandemic and the impact of federal, state and local governmental actions and customer behavior in response to the pandemic, the lack of assurance that the full amount of the PPP loans will be forgiven, the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the Risk Factors section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 29, 2020 filed with the SEC, and other filings with the SEC . Good Times disclaims any obligation or duty to update or modify these forward-looking statements.

Category: Financial

Good Times Restaurants Inc CONTACTS:

Ryan M. Zink, President and Chief Executive Officer (303) 384-1432

Christi Pennington (303) 384-1440